Exhibit 10.1

STANDBY AGREEMENT

This STANDBY AGREEMENT (this “Agreement”) is made as of April 30, 2015, by and among The Dow Chemical Company, a Delaware corporation (“TDCC”), Avenue Special Opportunities Fund II, L.P., a Delaware limited partnership (the “Sponsor”), and Boulevard Acquisition Corp., a Delaware corporation (“Boulevard”).

W I T N E S S E T H:

WHEREAS, Boulevard and TDCC are parties to that certain Stock Purchase Agreement, dated the date hereof (as may be amended from time to time, the “Stock Purchase Agreement”), pursuant to which TDCC shall cause Rohm and Haas Company, a wholly owned subsidiary of TDCC, to sell to Boulevard the AF Interests on the terms and conditions set forth therein;

WHEREAS, Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement; and

WHEREAS, in order to induce the parties to enter into the Stock Purchase Agreement, TDCC and the Sponsor have agreed to provide this standby equity commitment to Boulevard.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, TDCC, the Sponsor and Boulevard hereby agree as follows:

ARTICLE I

PURCHASE OF SECURITIES

1.1                               Purchase of Boulevard Common Stock.  If, prior to the Closing, the Deficit Amount exceeds the Minimum Cash, each of TDCC and the Sponsor shall, following receipt of a written notice from Boulevard setting forth the amount of the Standby Amount, pay to Boulevard an amount in cash equal to one-half (1/2) of the Standby Amount in order to purchase from Boulevard (and Boulevard shall issue) newly issued shares of Boulevard’s common stock, par value $0.0001 per share (“Boulevard Common Stock”), for a purchase price of $10.00 per share; provided, that the maximum number of shares that shall be required to be purchased by each of TDCC and the Sponsor shall be 2,500,000 shares of Boulevard Common Stock.  Notwithstanding the foregoing, neither TDCC nor the Sponsor shall have any obligation to purchase any shares of Boulevard Common Stock if the Purchase Agreement shall be terminated for any reason whatsoever.

1.2                               Closing.  The consummation of the acquisition of the shares of Boulevard Common Stock contemplated by Section 1.1 (the “Share Purchase Closing”) shall take place immediately prior to the Closing.  At the Share Purchase Closing, each of TDCC and the Sponsor shall pay the purchase price for the shares of Boulevard Common Stock it is required to purchase pursuant to Section 1.1 to an account designated by Boulevard to TDCC and the Sponsor in writing, and Boulevard shall issue such shares of Boulevard Common Stock to each of TDCC and the Sponsor in “book entry” form and provide evidence thereof to TDCC and the Sponsor.  Notwithstanding the foregoing, TDCC may, by written notice to Boulevard prior to the

Share Purchase Closing, elect to pay for a portion or all of the shares of Boulevard Common Stock it is required to purchase pursuant to Section 1.1 by offsetting against the amount of Cash Consideration payable by Boulevard pursuant to the Purchase Agreement an amount equal to the purchase price it would have otherwise paid for such shares of Boulevard Common Stock.  TDCC may designate in a written notice provided to Boulevard at least one (1) Business Day prior to the date of Stock Purchase Closing one or more of its Affiliates to receive Boulevard Common Stock purchased by TDCC pursuant to Section 1.1 of this Agreement, and Boulevard shall issue such Boulevard Common Stock to the Affiliate of TDCC so designated.

1.3                               Commitment Fee.  In consideration of each of TDCC and the Sponsor providing the standby equity commitment contemplated by this Agreement, at the Closing, Boulevard shall pay a commitment fee (the “Commitment Fee”) to each of TDCC and the Sponsor in an amount equal to $875,000.  The Commitment Fee shall be payable to each of TDCC and the Sponsor regardless of whether or not either of TDCC or the Sponsor shall purchase any shares of Boulevard Common Stock as contemplated by Section 1.1; provided, that the Commitment Fee shall not be payable if the Purchase Agreement shall be terminated for any reason whatsoever.  The Commitment Fee shall be payable by Boulevard at Closing to each of TDCC and the Sponsor in Dollars to the account or accounts designated by TDCC and the Sponsor to Boulevard in writing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TDCC AND THE SPONSOR

Each of TDCC and the Sponsor (each, a “Warrantor”) represents and warrants, individually, to the other and to Boulevard as follows:

2.1                               Organization; Good Standing; Qualification.  Such Warrantor is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such Warrantor’s ability to consummate the transactions contemplated hereby.

2.2                               Authority; Approvals; No Violation.

(a)                                 Such Warrantor has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and duly and validly executed and delivered by such Warrantor and (assuming due authorization, execution and delivery by the other Warrantor and Boulevard) constitutes legal, valid and binding obligations of such Warrantor, enforceable against each of such Warrantor in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

(b)                                 Neither the execution and delivery of this Agreement by such Warrantor nor the consummation by such Warrantor of the transactions contemplated hereby nor compliance by such Warrantor with any of the terms or provisions hereof will (i) violate any provision of such Warrantor’s constituent documents or (ii) (A) violate any Law applicable to such Warrantor or any of its respective assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of such Warrantor under any of the terms, conditions or provisions of any Contract to which such Warrantor is a party, or by which their or any of its assets may be bound, except, in the case of clause (ii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair such Warrantor’s ability to consummate the transactions contemplated hereby.

2.3                               Consents and Approvals.  No consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party (except for such consents which have already been obtained), are necessary in connection with the execution and delivery by such Warrantor of this Agreement or the consummation by such Warrantor of the transactions contemplated hereby and compliance by such Warrantor with any of the provisions hereof or thereof.

2.4                               Purchase Entirely for Own Account.  The Boulevard Common Stock to be purchased by such Warrantor will be acquired for investment for such Warrantor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Warrantor has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, such Warrantor further represents that such Warrantor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Boulevard Common Stock.

2.5                               Information.  Such Warrantor acknowledges that it has received and reviewed information about Boulevard and has had an opportunity to discuss each of their respective businesses, management and financial affairs with its respective management and is familiar with the business, financial condition and affairs of Boulevard.

2.6                               Accredited Investor.  Such Warrantor is an “Accredited Investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (without reliance on Rule 501(a)(4) thereof).

2.7                               No Registration.  Such Warrantor understands that the Boulevard Common Stock is not registered under the Securities Act, and as such, the Boulevard Common Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Boulevard Common Stock or an available exemption from registration under the Securities Act, the Boulevard Common Stock must be held for so long as is required by the Securities Act and the rules and regulations thereunder.  To the extent applicable, such Warrantor understands and agrees that the certificate or any other document evidencing any of the Boulevard Common Stock shall be endorsed with a legend to the foregoing effect.

2.8                               Financing.  Such Warrantor has, on the date hereof, the financial capability and access to cash necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have such capability and access as of the Share Purchase Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BOULEVARD

Boulevard represents and warrants to each of the Sponsor and TDCC as follows:

3.1                               Organization; Good Standing; Qualification.  Boulevard is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other business entity power and authority to own, lease and operate its assets and to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair Boulevard’s ability to consummate the transactions contemplated hereby.

3.2                               Authority; Approvals; No Violation.

(a)                                 Boulevard has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and duly and validly executed and delivered by Boulevard and (assuming due authorization, execution and delivery by each of the Warrantors) constitutes legal, valid and binding obligations of Boulevard, enforceable against Boulevard in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

(b)                                 Neither the execution and delivery by Boulevard of this Agreement nor the consummation by Boulevard of the transactions contemplated hereby, nor compliance by Boulevard with any of the terms or provisions hereof will (i) violate any provision of Boulevard’s constituent documents or (ii) (A) violate any Law applicable to Boulevard or any of its assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of or require consent or give rise to a right of first refusal under, or result in the creation of any Lien upon any of the assets of Boulevard under any of the terms, conditions or provisions of any Contract to which Boulevard is a party, or by which its assets may be bound or affected, except, in the case of clause (ii) where such violation, conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair Boulevard’s ability to consummate the transactions contemplated hereby.

3.3                               Issuance of Shares.  The shares of Boulevard Common Stock to be issued and sold pursuant to this Agreement are duly authorized and, when issued and sold in accordance with the provisions of this Agreement, shall be (i) duly authorized, validly issued, fully paid and non-assessable and (assuming the accuracy of the representations set forth in Sections 2.4 and 2.6) and (ii) issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Purchaser Organizational Documents or any Contract to which Boulevard is a party or otherwise bound.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1                               TDCC Transfer Restrictions.  Without the prior written consent (not to be unreasonably withheld) of the Sponsor, TDCC shall not, prior to the Closing:

(a)                                 offer, issue, pledge, lend, sell or contract to sell, issue options in respect of or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Boulevard Common Stock purchased hereunder (or any interest therein or in respect thereof) or any other securities convertible into or exchangeable or exercisable for, or substantially similar to, such Boulevard Common Stock; or

(b)                                 enter into any swap or any other agreements or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Boulevard Common Stock, whether any such swap transaction is to be settled by delivery of Boulevard Common Stock or other securities, in cash or otherwise, or agree to do, any of the foregoing.

4.2                               Sponsor Transfer Restrictions.  Without the prior written consent (not to be unreasonably withheld) of TDCC, the Sponsor shall not, prior to the Closing:

(a)                                 offer, issue, pledge, lend, sell or contract to sell, issue options in respect of or otherwise dispose of, directly or indirectly, or announce an offering or issue of, the Boulevard Common Stock purchased hereunder (or any interest therein or in respect thereof) or any other securities convertible into or exchangeable or exercisable for, or substantially similar to, such Boulevard Common Stock; or

(b)                                 enter into any swap or any other agreements or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Boulevard Common Stock, whether any such swap transaction is to be settled by delivery of Boulevard Common Stock or other securities, in cash or otherwise, or agree to do, any of the foregoing.

4.3                               Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1                               Survival of Representations, Warranties and Agreements.  The representations and warranties of the parties shall survive the Closing for a period of two years.  None of the covenants and agreements in this Agreement shall survive the Closing, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Closing.

5.2                               Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing signed by TDCC, the Sponsor and Boulevard.  No obligation of TDCC or the Sponsor set forth in Article I or Section 4.3 may be waived by Boulevard without the prior written consent of TDCC and the Sponsor.

5.3                               Expenses.  All fees and other expenses incurred hereunder shall be paid by the party incurring such expense.

5.4                               Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(a)                                 If to Boulevard, addressed as follows:

Boulevard Acquisition Corp.

399 Park Avenue, 6th Floor

New York, NY 10022

Attention:  Stephen S. Trevor

Facsimile:  (212) 878-3545

with a copy to:

Greenberg Traurig LLP

200 Park Avenue

New York, New York 10166

Attention:  Alan I. Annex

Facsimile:  (212) 801-6400

(b)                                 If to TDCC, addressed as follows:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Attention:                                         Corporate Director, M&A

Facsimile:                                         (989) 636-8907

with a copy to:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Attention:                                         Executive Vice President and General Counsel

Facsimile:                                         (989) 638-9397

and

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:                                         Marc F. Sperber

Kevin C. Cunningham

Facsimile:                                         (312) 706-8208

(312) 706-8139

(c)                                  If to Sponsor, addressed as follows:

Avenue Special Opportunities Fund II, L.P.

399 Park Avenue, 6th Floor

New York, NY 10022

Attention: Todd Greenbarg

Phone: (212) 878-3523

Fax: (212) 878-3552

with a copy to:

Greenberg Traurig LLP

200 Park Avenue

New York, New York 10166

Attention:  Alan I. Annex

Facsimile:  (212) 801-6400

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

5.5                               Other Definitional Provisions and Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term.  The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined.

5.6                               United States Dollars.  All payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever.

5.7                               Counterparts.  This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8                               Entire Understanding.  This Agreement and that certain side letter, dated as of the date hereof, by and between TDCC and the Sponsor set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede and replace any and all prior agreements, arrangements and understandings, written or oral, among the parties relating to the subject matter hereof.

5.9                               Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

5.10                        Applicable Law.  This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5.11                        Jurisdiction of Disputes; Waiver of Jury Trial.  Each party to this Agreement hereby: (a) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby, shall be brought exclusively in the Delaware Court of Chancery (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court located in the City of Wilmington, Delaware); (b) consents and submits to personal jurisdiction in connection with any such Proceeding in any such court described in clause (a) of this Section 5.11 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of process and documents in any Proceeding in such courts; (e) agrees to notify the other party to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to such party at its address set forth in Section 5.4; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by Law.  EACH PARTY HERETO

IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

5.12                        Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any party without the written Consent of the other parties, other than, in the case of TDCC only, to an Affiliate of TDCC (but no such assignment shall relieve the assigning party of its obligations hereunder, including, in the case of TDCC and the Sponsor, their respective obligations to purchase Boulevard Common Stock as required pursuant to Article I).  Any purported assignment in violation of this Agreement shall be null and void ab initio.

5.13                        No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.14                        Specific Performance.  Each of the parties hereto acknowledges that, in the event of any non-performance or breach of this Agreement, the non-performing or non-breaching party, as the case may be would be immediately and irreparably harmed by such non-performance or breach and could not be made whole by monetary damages.  It is accordingly agreed that, with respect to any such non-performance or breach, each party hereto (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law and (b) shall, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith, in any action instituted in accordance with Section 5.11.  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

5.15                        Independent Nature of TDCC’s and the Sponsor’s Obligations and Rights.  The obligations of TDCC and the Sponsor under this Agreement are several and not joint with the obligations of the other, and neither TDCC nor the Sponsor shall be responsible in any way for the performance of the obligations of the other under Agreement.  The respective decisions of TDCC and the Sponsor to purchase shares of Boulevard Common Stock pursuant to this Agreement has been made by each of TDCC and the Sponsor independently of the other and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Boulevard that may have been made or given by the other or by any agent or employee of the other, and neither TDCC nor the Sponsor nor any of their respective agents or employees shall have any liability to the other (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein and no action taken by TDCC or the Sponsor pursuant hereto, shall be deemed to constitute TDCC and the Sponsor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that TDCC and the Sponsor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each of TDCC and the Sponsor hereby acknowledges that the other has not acted as agent for it in connection with making its investment hereunder and that the other will not be acting as its agent in connection with monitoring its investment in any Boulevard Common Stock or enforcing its rights under this Agreement.  Each of TDCC and the Sponsor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for the other to be joined as an additional party in any proceeding for such purpose. Each of TDCC and the Sponsor hereby represents that it has been represented by its own separate legal counsel in its review and negotiations of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BOULEVARD ACQUISITION CORP.

By:	/s/ Stephen Trevor
Name: Stephen Trevor
Title: President and Chief Executive Officer

[Signature Page to Standby Agreement]

AVENUE SPECIAL OPPORTUNITIES FUND II, L.P.

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

[Signature Page to Standby Agreement]

THE DOW CHEMICAL COMPANY

By:	/s/ Mark D. Gibson
	Name:	Mark D. Gibson
	Title:	Authorized Representative

[Signature Page to Standby Agreement]